NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF INDIANA

CUSIP NO. 169470 20 3

CHINESEINVESTORS.COM, INC.

NUMBER

SHARES

AUTHORIZED COMMON STOCK: 80,000,000 SHARES
PAR VALUE: $0.001

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

Shares of **CHINESEINVESTORS.COM, INC.** Common Stock

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

SECRETARY

CHINESEINVESTORS.COM, INC. CORPORATE Seal INDIANA

CEO

Countersigned & Registered: Globex Transfer, LLC
(813) 344-4490

By____________________
Authorized Signature